Exhibit 3.4

CERTIFICATE OF MERGER
OF
VICTORY SUBSIDIARY, INC.
WITH AND INTO
BRICKELL BIOTECH, INC.

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Brickell Biotech, Inc., a Delaware corporation, does hereby certify the following information in connection with the merger of Victory Subsidiary, Inc., a Delaware corporation, with and into Brickell Biotech, Inc. (the “Merger”):

FIRST: The name and state of incorporation of each of the constituent corporations in the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Brickell Biotech, Inc.	Delaware
Victory Subsidiary, Inc.	Delaware

SECOND: The Agreement and Plan of Merger and Reorganization, dated as of June 2, 2019, by and among Vical Incorporated, Victory Subsidiary, Inc. and Brickell Biotech, Inc. (as amended on August 20, 2019 and as may be amended, modified, and supplemented from time to time, the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations pursuant to and in accordance with the requirements of Section 251(c) of the DGCL (and, with respect to Victory Subsidiary, Inc., by the written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD: The name of the surviving corporation in the Merger is BRICKELL BIOTECH, INC. (the “Surviving Corporation”), and shall be changed to “BRICKELL SUBSIDIARY, INC.”.

FOURTH: The certificate of incorporation of Brickell Biotech, Inc. as in effect immediately prior to the Merger shall be amended and restated in its entirety at the effective time of the Merger as set forth in ANNEX A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

FIFTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, the address of which is 5777 Central Avenue, Suite 102, Boulder, CO 80301.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: The Merger shall become effective as of 12:05 a.m. Eastern time on Tuesday, September 3, 2019.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Merger on the 30th day of August, 2019.

BRICKELL BIOTECH, INC.

By:    /s/ Robert Brown
Name:    Robert Brown

Title:	Chief Executive Officer

[Signature Page to Delaware Certificate of Merger]